Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY TO SELL RANCHO CUCAMONGA SITE

Irving, TX – September 30, 2021 - Commercial Metals Company (NYSE: CMC) today announced it has reached an agreement to sell the land underlying its former Steel California and Rebar Etiwanda operations, located in Rancho Cucamonga, 40 miles east of Los Angeles. The Company’s Steel California operations ceased in December 2020, and customers of its Rebar Etiwanda operations will be serviced from other CMC fabrication locations. The site is expected to be repurposed for other industrial uses.

Gross proceeds from the sale will total approximately $300 million and will be used to partially offset the cost of the Company’s new Arizona 2 micro mill, anticipated to be commissioned in the second half of fiscal 2023. The sale is expected to close during CMC’s second fiscal quarter of 2022 and is subject to purchase price adjustments. The closing of the sale transaction is also subject to a customary due diligence review period, as well as customary closing conditions.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Media Contact:

Susan Gerber

214.689.4300